EXHIBIT 99.1

Mid-Con Energy Partners, LP Announces Second Quarter 2012 Results

DALLAS, August 7, 2012 – Mid-Con Energy Partners, LP (NASDAQ: MCEP) (“Mid-Con Energy”) announced today its operating and financial results for the second quarter ended June 30, 2012.

Mid-Con Energy highlighted the following achievements for the second quarter of 2012:

•

Increased production 64% to 1,747 barrels of oil equivalent (Boe) per day in the second quarter of 2012, compared to 1,066 Boe per day in the second quarter of 2011. This also represents a 3% increase compared to 1,703 Boe per day in the first quarter of 2012.

•	Increased Adjusted EBITDA 73% to $10.7 million in the second quarter of 2012 compared to $6.2 million in the second quarter of 2011.

•

Acquired certain oil properties and additional working interests in Mid-Con Energy’s Southern Oklahoma and Northeastern Oklahoma core areas for approximately $16.4 million, subject to post-closing adjustments.

•

Board of Directors of its general partner declared a quarterly cash distribution of $0.475 per unit, or $1.90 per unit on an annualized basis, payable on August 14, 2012 to unitholders of record as of the close of business on August 7, 2012.

The following table reflects selected operating and financial results for the second quarter of 2012, compared to the second quarter of 2011 and first quarter of 2012. Mid-Con Energy’s consolidated financial statements can be found in supplemental tables of this press release.

	Three Months Ended
	June 30,		March 31,
	2012	2011	2012
	($ in thousands)
Production:
Oil (MBbl)	154	91	150
Natural gas (MMcf)	28	36	31

Total (MBoe) (1)	159	97	155

Average net daily production (Boe/d) (1)	1,747	1,066	1,703

Revenues, excluding realized commodity derivatives	$13,844	$9,110	$15,507
Revenues, including realized commodity derivatives	$14,747	$8,479	$15,373
Net income	$22,428	$8,276	$1,662
Adjusted EBITDA (2)	$10,726	$6,188	$11,777
Distributable Cash Flow (2)	$9,327	n/a	$10,098

(1)	Production volumes in Boe equivalents calculated at a rate of six Mcf per Bbl.
(2)	Non-GAAP financial measures. Please refer to the related disclosure and reconciliation of net income to Adjusted EBITDA and Distributable Cash Flow included in this press release.

“Mid-Con Energy is encouraged by its second quarter results, particularly, the continued ramp-up in production,” commented Craig George, Executive Chairman of the Board. “We believe that the benefits received from capital spending programs currently underway and small bolt-on acquisitions will only further compliment the organic growth profile inherent in many of our waterfloods.”

Second Quarter 2012 Results

Production volumes for the second quarter of 2012 were 159 thousand barrels of oil equivalent (MBoe), or approximately 1,747 Boe per day on average. In comparison, Mid-Con Energy’s production volumes for the second quarter of 2011 were 97 MBoe, or approximately 1,066 Boe per day on average, and production volumes for the first quarter of 2012 were 155 MBoe, or approximately 1,703 Boe per day on average. Growth in production compared to the prior year has largely been the result of extensive development programs during 2011. As shown by June 2012’s average daily production of approximately 1,844 Boe per day, Mid-Con Energy continues to see favorable response from its waterflood units as it increases injection.

Oil and natural gas sales, excluding the effect of realized commodity derivatives, were approximately $13.8 million in the second quarter of 2012, representing a $4.7 million increase from $9.1 million in the second quarter of 2011.

Cash settlements received for realized commodity derivatives during the second quarter of 2012 totaled $0.9 million compared to $0.6 million paid during the second quarter of 2011.

Lease operating expenses, which included ad valorem taxes, were $2.8 million, or $17.47 per Boe, in the second quarter of 2012, compared to $1.9 million, or $19.67 per Boe, in the second quarter of 2011. An increase in the total number of producing wells and additional workover expenses related to the repair of certain wells equated to higher lease operating expenses in the aggregate. However, the incremental production received from these new wells and ongoing response to water injection resulted in lower lease operating expenses per Boe.

Production taxes were $42,000 in the second quarter of 2012, compared to $0.3 million in the second quarter of 2011. The decrease in production taxes was attributable to a $0.5 million one-time adjustment related to the Enhanced Recovery Project Gross Production Tax Exemption for one of Mid-Con Energy’s Southern Oklahoma waterflood units.

General and administrative expenses were $1.2 million in the second quarter of 2012, compared to $0.4 million in the second quarter of 2011 primarily due to higher professional fees necessary to comply with public reporting requirements and incremental costs related to the hiring of additional staff.

Adjusted EBITDA for the second quarter of 2012 was $10.7 million, compared to $6.2 million in the second quarter of 2011. Distributable Cash Flow for the second quarter of 2012 was $9.3 million after subtracting $0.3 million in cash interest expense and $1.1 million in estimated maintenance capital expenditures.

Mid-Con Energy will report net income of $22.4 million, or $1.24 per limited partner unit, for the second quarter of 2012. This includes $14.5 million of unrealized gains from commodity derivatives. In comparison, net income during the second quarter of 2011 was $8.3 million, or $0.46 per limited partner unit, and included $2.2 million of unrealized gains from commodity derivatives.

Hedging Update

Mid-Con Energy enters into various commodity derivative contracts intended to achieve more predictable cash flows and reduce its exposure to fluctuations in the price of oil. Mid-Con Energy’s hedging program objective is to protect its ability to make distributions, including growth, while retaining some ability to participate in upward moves in price. Mid-Con Energy uses a phased approach, looking at least 36 months forward while targeting a higher amount of hedges in the near 12 months. The partnership will continued to hedge on a disciplined basis, while also hedging opportunistically when prices are favorable. Mid-Con Energy’s commodity derivatives are primarily designed to provide a fixed price (swaps) or range of prices between a price floor and a price ceiling (collars). The following table reflects the volumes of Mid-Con Energy’s production covered by commodity derivative contracts and the average prices at which the associated production is hedged:

	Jul-Dec 2012	Jan-Dec 2013	Jan-Dec 2014
Oil Derivative Contracts:
Swap Contracts:
Volume (Bbls/d)	1,207	1,118	1,151
Weighted Average NYMEX-WTI price per Bbl	$101.85	$100.30	$94.31

Put/Call Option Contracts (Collars):
Volume (Bbls/d)	196	197	—
Weighted Average NYMEX-WTI price per Bbl	$100 – $117	$100 – $111	—
% of Estimated Oil Production Hedged - Total Proved (1)	72.2%	60.5%	49.9%

(1)	Based on total proved reserves reflected in December 31, 2011 reserve report audited by Cawley, Gillespie & Associates, Inc.

Acquisitions

In the second quarter ended June 30, 2012, Mid-Con Energy acquired, in unrelated transactions, certain oil properties and additional working interests in its Southern Oklahoma and Northeastern Oklahoma core areas for approximately $16.4 million in the aggregate, subject to post-closing adjustments. Proved reserves purchased in the acquisitions totaled approximately 0.6 million barrels of oil equivalent (MMBoe) and current production added was approximately 115 Boe per day. These transactions were funded through a combination of existing cash and borrowings under the senior secured revolving credit facility (the “revolving credit facility”).

Liquidity Update

As of June 30, 2012, Mid-Con Energy’s liquidity of $46.0 million consisted of $4.0 million in cash and cash equivalents and $42.0 million of available borrowings under the revolving credit facility, which had a borrowing base of $100.0 million at quarter end.

On April 23, 2012, the borrowing base was increased to $100.0 million from $75.0 million, a 33% increase, under the existing $250.0 million revolving credit facility. Wells Fargo Bank, N.A. joined the lender group as a participant with this increase.

Guidance Update

Estimates and tables represented in this section are subject to all the cautionary statements and limitations described under the “Forward-Looking Statements” caption at the end of this press release.

Mid-Con Energy’s initial outlook for the fiscal year ending December 31, 2012 was set forth in its final prospectus dated December 16, 2011 and filed in connection with its initial public offering. However, based on factors that have changed since then, such as (i) recent fluctuations in commodity prices, specifically declines in the price of oil, (ii) adjustments to production forecasts related to the acquisition of certain properties and additional working interests, and (iii) adjustments to production forecasts related to drilling programs, management has determined it appropriate to provide updated guidance for the remainder of fiscal year 2012.

Accordingly, the following table highlights these assumptions for the fiscal quarters ending September 30, 2012 and December 31, 2012.

	3Q 2012E	4Q 2012E
Net Production:
Oil (MBbl)	173 - 177	186 - 191
Natural gas (MMcf)	19 - 22	19 - 22

Total (MBoe) (1)	176 - 181	190 - 195

Net Production per Day:
Oil (Bbl/d)	1,875 - 1,925	2,025 - 2,075
Natural gas (Mcf/d)	210 - 240	210 - 240

Total (Boe/d) (1)	1,910 - 1,965	2,060 - 2,115

Cost per Boe (at mid-point of range):
Production taxes (% of total revenue)	4.8%	4.8%
Lease operating expenses	$15.43	$15.10
General and administrative (2)	$6.17	$5.73
Targets (at mid-point of range) ($ in thousands):
Adjusted EBITDA (3)	$12,000	$13,000
Less: cash interest expense	(450)	(475)
Less: maintenance capital expenditures (4)	(1,100)	(2,300)

Distributable Cash Flow	$10,450	$10,225

Distributable Cash Flow per unit (5)	$0.571	$0.559
Distribution per unit (5)(6)	$0.475	$0.475
Distribution Coverage Ratio	1.20x	1.18x

Commodity Price Assumptions (excluding impact of commodity derivatives):
NYMEX WTI ($ per Bbl)	$85.00	$85.00
Realized price (% of NYMEX WTI)	96.4%	96.4%
NYMEX HH ($ per Mmbtu)	$3.00	$3.00
Realized price (% of NYMEX HH) (7)	190.0%	190.0%

(1)	Production volumes in Boe equivalents calculated at a rate of six Mcf per Bbl.
(2)	General and administrative expenses exclude non cash equity-based compensation.
(3)	Assumes cash gain from impact of commodity derivatives of $2.1 million in 3Q 2012 and $2.1 million in 4Q 2012.
(4)	Maintenance capital expenditures based on updated internal engineering estimates.
(5)	Based on 18,299,549 limited partner and general partner units outstanding for the remainder of 2012.
(6)	Based on most recent quarterly distribution announced of $0.475 per unit.
(7)	Includes the sale of natural gas liquids.

Cash Distributions

As announced on July 25, 2012, the Board of Directors of Mid-Con Energy’s general partner declared a cash distribution of $0.475 per unit for the second quarter of 2012, or $1.90 per unit on an annualized basis. The distribution will be payable on August 14, 2012 to unitholders of record as of the close of business on August 7, 2012.

Quarterly Report on Form 10-Q

Certain financial results included in this press release and related footnotes will be available in Mid-Con Energy’s June 30, 2012 Quarterly Report on Form 10-Q, which will be filed on or before August 14, 2012.

Earnings Conference Call

Mid-Con Energy’s management will host a conference call on Wednesday, August 8, 2012 at 10:00 a.m. EDT (9:00 a.m. CDT) to discuss operating and financial results. Interested parties are invited to participate via telephone by dialing 1-877-847-5946 (Conference ID: 95035549) at least five minutes prior to the scheduled start time of the call, or via webcast by clicking on “Events & Presentations” in the Investor Relations section of the Mid-Con Energy website at www.midconenergypartners.com.

A replay of the conference call will be available through August 15, 2012 by dialing 1-855-859-2056 (Conference ID: 95035549). In addition, a webcast archive will be made available at www.midconenergypartners.com.

About Mid-Con Energy Partners, LP

Mid-Con Energy is a Delaware limited partnership formed in July 2011 to own, operate, acquire, exploit and develop producing oil and natural gas properties in North America, with a focus on the Mid-Continent region of the United States. Mid-Con Energy’s core areas of operation are located in Southern Oklahoma, Northeastern Oklahoma and parts of Oklahoma and Colorado within the Hugoton Basin.

Forward-Looking Statements

This press release includes “forward-looking statements” — that is, statements related to future, not past, events within meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “estimate,” “intend,” “expect,” “plan,” “project,” “should,” “goal,” “forecast,” “guidance,” “could,” “may,” “continue,” “might,” “potential,” “scheduled,” or “will” or other similar words. These forward-looking statements involve certain risks and uncertainties and ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, you should refer to Mid-Con Energy’s filings with the Securities and Exchange Commission available at www.midconenergypartners.com or www.sec.gov. Mid-Con Energy undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement and other SEC filings.

These forward–looking statements are subject to a number of risks and uncertainties, many of which are beyond our control, which may include statements about our:

•	business strategies;

•	ability to replace the reserves we produce through acquisitions and the development of our properties;

•	oil and natural gas reserves;

•	technology;

•	realized oil and natural gas prices;

•	production volumes;

•	lease operating expenses;

•	general and administrative expenses;

•	future operating results;

•	cash flow and liquidity;

•	availability of production equipment;

•	availability of oil field labor;

•	capital expenditures;

•	availability and terms of capital;

•	marketing of oil and natural gas;

•	general economic conditions;

•	competition in the oil and natural gas industry;

•	effectiveness of risk management activities;

•	environmental liabilities;

•	counterparty credit risk;

•	governmental regulation and taxation;

•	developments in oil producing and natural gas producing countries; and

•	plans, objectives, expectations and intentions.

Mid-Con Energy Partners, LP and subsidiaries

Consolidated Balance Sheet (Unaudited)

(in thousands)

June 30,
2012
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,964
Accounts receivable:
Oil and gas sales	3,998
Other receivables	824
Derivative financial instruments	6,941
Prepaids and other	152

Total current assets	15,879

PROPERTY AND EQUIPMENT, at cost:
Oil and gas properties, successful efforts method:
Proved properties	119,567
Accumulated depletion, depreciation and amortization	(16,112)

Total property and equipment, net	103,455

DERIVATIVE FINANCIAL INSTRUMENTS	5,332
OTHER ASSETS	482

Total assets	$125,148

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$3,996
Accrued liabilities	4

Total current liabilities	4,000

LONG-TERM DEBT	58,000
ASSET RETIREMENT OBLIGATIONS	2,675
EQUITY:
Partnership equity
General partner interest	1,638
Limited partners – 17,789,561 units outstanding as of June 30, 2012	58,835

Total equity	60,473

Total liabilities and equity	$125,148

Mid-Con Energy Partners, LP and subsidiaries

Consolidated Statements of Operations (Unaudited)

(in thousands, except per unit data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Revenues:
Oil sales	$13,662	$8,798	$28,998	$15,609
Natural gas sales	182	312	353	658
Realized gain (loss) on derivatives, net	903	(631)	769	(715)
Unrealized gain on derivatives, net	14,514	2,198	9,741	1,046

Total Revenues	29,261	10,677	39,861	16,598

Operating costs and expenses:
Lease operating expenses	2,778	1,908	4,725	3,550
Oil and gas production taxes	42	346	713	656
Dry holes and abandonments of unproved properties	—	259	—	772
Depreciation, depletion and amortization	2,397	893	4,709	2,418
Accretion of discount on asset retirement obligations	30	32	57	32
General and administrative	1,239	385	4,869	534

Total operating costs and expenses	6,486	3,823	15,073	7,962

Income from operations	22,775	6,854	24,788	8,636

Other income (expense):
Interest income and other	3	32	5	62
Interest expense	(350)	(162)	(703)	(237)
Gain on sale of assets	—	1,204	—	1,209
Other revenue and expenses, net	—	348	—	576

Total other income (expense)	(347)	1,422	(698)	1,610

Net income	$22,428	$8,276	$24,090	$10,246

Computation of net income per limited partner unit:
General partners’ interest in net income	$444	$166	$477	$203

Limited partners’ interest in net income	$21,984	$8,110	$23,613	$10,043

Net income per limited partner unit (basic and diluted)	$1.24	$0.46	$1.33	$0.57
Weighted average limited partner units outstanding: (basic and diluted)	17,790	17,640	17,790	17,640

Mid-Con Energy Partners, LP and subsidiaries

Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Six Months Ended
	June 30,
	2012	2011
Cash Flows from Operating Activities:
Net income	$24,090	$10,246
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	4,709	2,418
Debt placement fee amortization	54	—
Accretion of discount on asset retirement obligations	57	32
Dry holes and abandonments of unproved properties	—	772
Unrealized gain on derivative instruments, net	(9,741)	(1,046)
Gain on sale of assets	—	(1,209)
Equity-based compensation	2,690	—
Changes in operating assets and liabilities:
Accounts receivable	1,020	(2,162)
Other receivables	(824)	—
Other current assets	2,277	(48)
Accounts payable and accrued liabilities	52	(3,733)
Revenues payable	—	42
Advance billings and other	—	(120)

Net cash provided by operating activities	24,384	5,192

Cash Flows from Investing Activities:
Additions to oil and gas properties	(7,566)	(11,825)
Additions to other property and equipment	—	(679)
Acquisitions of oil and natural gas properties	(16,426)	(8,161)
Proceeds from sale of other property and equipment	—	1,219
Proceeds from sale of investment in subsidiary, net of cash sold	—	2,095
Proceeds from sale of property and equipment to subsidiary, net of cash sold	—	4,000

Net cash used in investing activities	(23,992)	(13,351)

Cash Flows from Financing Activities:
Proceeds from line of credit	16,000	15,950
Payments on line of credit	(3,000)	(7,900)
Borrowings on note payable	—	412
Payments on note payable	—	(84)
Distributions paid	(9,656)	—
Repurchase of common units	—	(1)

Net cash provided by financing activities	3,344	8,377

Net increase in cash and cash equivalents	3,736	218
Beginning cash and cash equivalents	228	222

Ending cash and cash equivalents	$3,964	$440

Supplemental Cash Flow Information:
Cash paid for interest	$673	$189

Non-Cash Investing and Financing Activities
Accrued capital expenditures - oil and gas properties	$932	$310

Notes receivable from officers, directors and employees	$—	$58

Deferred gain on sale of property and equipment to subsidiary	$—	$2,766

Non-GAAP Financial Measures

This press release, financial tables and other supplemental information include “Adjusted EBITDA” and “Distributable Cash Flow”, each of which are non-generally accepted accounting principles (“Non-GAAP”) measures used by management to describe financial performance with external users of Mid-Con Energy’s financial statements.

The partnership believes the non-GAAP financial measures described above are useful to investors because these measurements are used by many companies in its industry as a measurement of financial performance and are commonly employed by financial analysts and others to evaluate the financial performance of the partnership and to compare the financial performance of the partnership with the performance of other publicly traded partnerships within its industry.

Adjusted EBITDA and Distributable Cash Flow should not be considered an alternative to net income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

Adjusted EBITDA is defined as net income (loss) plus:

•	Income tax expense (benefit);

•	Interest expense;

•	Depreciation, depletion and amortization;

•	Accretion of discount on asset retirement obligations;

•	Unrealized losses on commodity derivative contracts;

•	Impairment expenses;

•	Dry hole costs and abandonments of unproved properties;

•	Equity-based compensation; and

•	Loss on sale of assets;

Less:

•	Interest income;

•	Unrealized gains on commodity derivative contracts; and

•	Gain on sale of assets.

Distributable Cash Flow is defined as Adjusted EBITDA less:

•	Cash income taxes;

•	Cash interest expense; and

•	Estimated maintenance capital expenditures.

Reconciliation of Net Income to Adjusted EBITDA and Distributable Cash Flow

(in thousands)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,
	2012	2011	2012
Net income	$22,428	$8,276	$24,090
Interest expense	350	162	703
Depreciation, depletion and amortization	2,397	893	4,709
Accretion of discount on asset retirement obligations	30	32	57
Unrealized gain on derivatives, net	(14,514)	(2,198)	(9,741)
Dry hole costs and abandonments of unproved properties	—	259	—
Equity-based compensation	38	—	2,690
Interest income	(3)	(32)	(5)
Gain on sale of assets	—	(1,204)	—

Adjusted EBITDA	$10,726	$6,188	$22,503

Less:
Cash interest expense	$333	n/a	$673
Estimated maintenance capital expenditures	1,066	n/a	2,405

Distributable Cash Flow	$9,327	n/a	$19,425

CONTACT:

Jeff Olmstead

President and Chief Financial Officer

(972) 479-5980

jolmstead@midcon-energy.com

Matthew Lewis

Associate

(972) 479-5984

mlewis@midcon-energy.com